R E S I G N A T I O N

To:

The Board of Directors of

Caddo Enterprises, Inc. (“the Company”)

I, Gary Henry, hereby resign my position as Chief Executive Officer, President and Director of the Company, effective January 29, 2002.

/s/ "Gary Henry "

Gary Henry